Exhibit 99.1

American Financial Group, Inc. Announces Record

Core Net Operating Earnings for the 2007 4th Quarter & Full Year

Cincinnati, Ohio - February 11, 2008 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings of $89.9 million ($.76 per share) and $383.2 million ($3.10 per share) for the 2007 fourth quarter and full year, respectively. Net earnings for the 2006 fourth quarter and full year were $135.5 million ($1.11 per share) and $453.4 million ($3.75 per share), respectively. The 2007 results include record core net operating earnings that were significantly higher than our 2006 core results.

Core net operating earnings of $143.6 million ($1.21 per share) for the fourth quarter and $486.4 million ($3.94 per share) for the full year of 2007 were up 38% and 28%, respectively, from the comparable 2006 periods. The 2007 increases were primarily due to significantly improved underwriting results within the specialty property and casualty insurance ("P&C") operations and higher investment income. The 2007 core net operating earnings generated a return on equity of approximately 16%.

Net earnings for 2007 were impacted by fourth quarter net realized losses on investments, primarily attributable to write-downs in our equity portfolio, including $41.8 million to reduce our equity investment in National City Corporation to market value. The 2007 full year net earnings also reflect the impact of strengthening reserves for asbestos and other environmental exposures during the second quarter.

AFG's net earnings, determined in accordance with generally accepted accounting principles ("GAAP"), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.
In millions, except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Components of net earnings:
Core net operating earnings(a)	$ 143.6	$ 104.0	$ 486.4	$ 379.9

Major gains on real estate sales(b)	-	29.0	-	54.8
Major A&E charges(c):
P&C insurance runoff operations	-	-	(28.7)	-
Former railroad & manufacturing operations	-	-	(27.7)	-
Realized investment gains (losses) (d)	(53.5)	4.9	(46.5)	18.6
Tax resolution benefit	-	-	-	8.7
Other	(.2)	(2.4)	(.3)	(8.6)

Net earnings	$ 89.9	$ 135.5	$ 383.2	$ 453.4

Components of EPS:
Core net operating earnings	$ 1.21	$ 0.85	$ 3.94	$ 3.14

Major gains on real estate sales(b)	-	.24	-	.45
Major A&E charges(c):
P&C insurance runoff operations	-	-	(.23)	-
Former railroad & manufacturing operations	-	-	(.23)	-
Realized investment gains (losses) (d)	(.45)	.04	(.38)	.16
Tax resolution benefit	-	-	-	.07
Other	-	(.02)	-	(.07)

Diluted EPS	$ 0.76	$ 1.11	$ 3.10	$ 3.75

Footnotes a-d are contained in the accompanying Notes To Financial Schedules at the end of this release.

Page Two

Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, issued this statement: "AFG achieved another record operating year, with 2007 core net operating earnings up 28% over our record 2006 results. Our consistent focus on financial and pricing discipline and profitable growth has continued to contribute to our excellent operating performance. The previously announced acquisitions of Strategic Comp Holdings, LLC, a provider of workers' compensation programs, and Marketform Group Limited, a Lloyd's insurer, were completed in January of this year. The Strategic Comp acquisition supports our objectives of expanding our penetration in the workers' compensation market and increasing our domestic geographic coverage. The Marketform investment provides an excellent platform for AFG to grow its specialty P&C business internationally."

"In spite of the volatility of the equity markets and the impact on our stock price, we are pleased that our book value per share of $27.06 was 9% above year-end 2006. We took advantage of the opportunity provided by the decline in our stock price in the second half of 2007 to purchase 2.2 million shares of AFG Common Stock at an average price of $29.23 per share during the 2007 fourth quarter, bringing our total repurchases for the year to 6.9 million shares, at an average price of $28.70 per share. We believe that repurchasing shares opportunistically is an effective use of our excess capital, and has a favorable effect on our return on equity. In addition, we increased our 2008 common stock dividend by 25%, reflecting our confidence in the company's long-term financial outlook. We continue to expect our core earnings in 2008 to be between $3.75 and $3.95 per share. These expected results exclude the potential for significant catastrophe and crop losses, unforeseen major adjustments to asbestos and environmental reserves, and large gains or losses from asset sales."

Business Segment Results

The P&C specialty insurance operations generated record underwriting profits for the 2007 fourth quarter and full year of $183.0 million and $505.8 million, respectively, significantly higher than the results reported in the 2006 periods. The 2007 fourth quarter and full year combined ratios improved 12.6 points and 6.2 points, respectively. These improvements were largely driven by record earnings in the crop insurance business and lower losses from the automobile residual value insurance ("RVI") business in run-off. In addition, the 2007 full year results benefitted from a higher amount of favorable reserve development primarily within the Specialty Casualty group and lower catastrophe losses.

Even though there was a decline in the gross and net written premiums for the 2007 fourth quarter compared to the same quarter a year earlier, the 2007 full year premiums were 2% higher than in 2006. Premium growth was affected by significant rate declines in the California workers' compensation business, softening market conditions within certain of our Specialty Casualty group operations, and the impact of the run-off RVI and earthquake-exposed excess property operations. Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation group reported an outstanding underwriting profit of $121.7 million for the 2007 fourth quarter, double the amount reported in the 2006 fourth quarter. The 2007 full year underwriting profit of $244.9 million was 41% higher than in 2006. These results were primarily due to significantly higher crop insurance earnings, as well as improved results in the property and inland marine and transportation businesses. This group incurred minimal catastrophe losses in 2007 compared to $19.3 million (2.0 points) in 2006. Increases in gross and net written premiums for the 2007 fourth quarter and full year compared to the 2006 periods resulted primarily from excellent growth in our agricultural and transportation operations. In addition, new business volume in the property and inland marine operations contributed to the full year growth.

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The Specialty Casualty group reported an underwriting profit of $44.0 million for the 2007 fourth quarter, 30% higher than the same period a year earlier. This improvement in underwriting results came primarily from the executive and professional liability operations and targeted insurance programs. Our excess and surplus lines and general liability operations continued to provide profitable underwriting margins. The 2007 fourth quarter results included $9.0 million (4.5 points) of favorable reserve development whereas 2006 results included $2.3 million (1.1 points) of unfavorable reserve development. The group's 2007 full year underwriting profit of $209.3 million was 73% higher than 2006. These results include $105.4 million (12.7 points) of favorable reserve development, coming largely from the general liability and excess and surplus operations, compared to $9.9 million (1.2 points) in 2006. Decreases in gross and net written premiums for the 2007 fourth quarter and full year were primarily due to stronger competition in the excess and surplus lines and softening in the homebuilders market, affecting our general liability coverages.

The Specialty Financial group reported a combined ratio of 97.9% for the 2007 fourth quarter, an improvement of 20.4 points compared to the 2006 fourth quarter. For the year, this group's combined ratio of 94.6% improved 15.6 points compared with 2006. These improvements are primarily due to lower losses in the run-off automobile RVI business. Each of the business units within this group produced solid underwriting profits for the year. Excluding the effect of RVI, the group's combined ratio would have been 88.9% for 2007, about the same as in 2006. Gross and net written premiums for 2007 increased primarily due to growth in the financial institutions, lease and loan, and fidelity and surety operations, which were partly offset by lower premiums resulting from the run-off of the RVI business. The higher net written premium growth rates reflect a decrease in premiums ceded under reinsurance agreements within the lease and loan businesses.

The California Workers' Compensation business produced excellent profitability throughout 2007, reflecting the ongoing positive effects of the California workers' compensation reforms that have resulted in an improving claims environment while also providing reduced workers' compensation costs for employers through lower premium levels. The 2007 fourth quarter and full year combined ratios were 8.0 points and 4.2 points higher than the same periods a year earlier, reflecting the results of rate reductions which have been responsive to the improved claims environment. This business continued to benefit from favorable prior year reserve development. The 2007 fourth quarter and full year results included $4.0 million (7.2 points) and $21.5 million (9.2 points) of favorable development while the respective 2006 periods included $4.3 million (6.2 points) and $23.3 million (8.0 points). Due to the long-tail nature of this business, we continue to be conservative in recognizing the benefits from the reform legislation until a higher percentage of claims are paid and the ultimate impact of reforms can be determined. The decreases in gross and net written premiums in 2007 were driven by rate reductions, which averaged about 22% in 2007.

Carl Lindner III stated, "Our P&C operations achieved another year of record underwriting profits, in spite of the second quarter A&E charge. Our Crop Insurance Division generated a phenomenal underwriting profit, higher than any other period in its history. These results reflect the additional earnings contribution from the 2005 acquisition of Farmers Crop Insurance Alliance, favorable crop prices and yields and the absence of any significant weather-related losses. Overall specialty P&C results were still dampened somewhat by losses from the automobile RVI business in run-off, but to a considerably lesser degree than in 2006. This adverse financial impact should be substantially complete at the end of 2007. We continued to experience significant favorable reserve development in many of our businesses during 2007, demonstrating our strong commitment to pricing and underwriting discipline and our ability to manage risks appropriately. During 2007, favorable development was $98.5 million, or 3.6 points, including the A&E charge recorded in the second quarter, compared to $57.0 million, or 2.2 points, in 2006."

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"Our overall premium levels remained steady as targeted growth within the Property and Transportation and Specialty Financial groups offset the impact of the softer casualty markets and the rate declines in the California workers' compensation business. Excluding the impact of the RVI and quake-exposed excess property, both in run-off, and California workers' compensation, 2007 net written premiums were up about 6% over 2006. I'm pleased that we have been able to maintain adequate rates in this competitive environment. Apart from the rate decreases in the California workers' compensation business, average renewal rate levels in our other specialty operations were down about 2% in 2007."

"Looking into 2008, we expect the acquisitions of Strategic Comp and Marketform to contribute to continuing growth of our specialty P&C business and are targeting net written premium growth in the range of 4% to 7%. We also expect to produce strong underwriting profits, forecasting an overall combined ratio in the high 80s. Because of our strong underwriting culture, we will continue to focus on maintaining adequate rates; however, we anticipate a modest decline in the Specialty Group's overall average renewal rates in 2008 due to competitive conditions in certain markets."

Annuity and Supplemental Insurance Core Results

The Annuity and Supplemental Insurance Group generated core operating earnings before income taxes of $16.4 million for the 2007 fourth quarter, $7.6 million lower than the same period a year earlier. The 2007 full year was $93.6 million, $10.7 million lower than 2006. Higher earnings in the fixed annuity business were more than offset by the impact of higher mortality in the run-off life operations. The 2007 fourth quarter results include a $9.4 million write-off of deferred acquisition costs as a result of increasing future mortality assumptions in the life operations. The 2007 supplemental insurance operations reflect a full year of earnings from the Ceres Group, which was acquired in August 2006. However, the supplemental lines were negatively impacted by higher lapses and lower Medicare premiums in 2007, due primarily to increased competition from the government-sponsored Medicare Advantage product. The 2006 annuity results included $4.9 million of pre-tax earnings related to a special payment received in exchange for the imposition of certain limitations on future development of a marina owned by the Company.

Statutory premiums of $478 million for the fourth quarter of 2007 were 16% lower than the fourth quarter of 2006 primarily resulting from lower sales of annuities in the single premium market. Fourth quarter sales in the 403(b) market were slightly higher than the comparable 2006 period. Statutory premiums for the 2007 full year reached a record level of $2.0 billion, 16% higher than 2006. This increase reflects the substantial growth earlier in the year in single premium indexed annuity premiums and higher sales of annuities in the 403(b) segment, partially offset by lower sales of traditional single premium fixed annuities. In addition, supplemental insurance premiums increased significantly over 2006 due to the acquisition of the Ceres Group in August 2006.

Subprime Related Issues

During the past year, there has been a great deal of attention and concern focused on issues related to mortgage backed securities ("MBS") with subprime securitizations. At December 31, 2007, our subprime securities totaled $483 million, less than 3% of our investment portfolio, with substantially all rated AAA and backed by fixed rate mortgages. The fair value of $483 million represented approximately 94% of the amortized cost of these securities. Based on current information, we do not believe our risk of loss on these securities is material to our financial condition.

Page Five

With respect to our P&C operations, we are carefully monitoring our insurance operating exposures related to subprime issues. Based on our review of claims notices and the facts and circumstances of which we are aware, we have no significant individual losses and do not believe our aggregate operating exposures related to subprime issues are material to our financial condition.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $25 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products. Great American Insurance Group's roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in general financial, political and economic conditions including changes in interest rates and any extended national or regional economic recessions or expansions, performance of securities markets, our ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with direct and indirect investments in the residential mortgage market, especially in the subprime sector, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in persistency, mortality and morbidity, competitive pressures, including the ability to obtain adequate rates, changes in AFG's credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries, and other factors identified in our filings with the Securities and Exchange Commission.

Conference Call

The company will hold a conference call to discuss the 2007 fourth quarter and full year results at 2:00 p.m. (ET) today. Toll-free telephone access will be available by dialing 1-800-638-5495 (international dial in 617-614-3946). The pass code for the live call is 55972237. Please dial in five to ten minutes prior to the scheduled start time of the call. A replay of the call will also be available at around 4:00 p.m. (ET) today until 11:59 p.m. on February 18, 2008. To listen to the replay, dial 1-888-286-8010 (international dial in 617-801-6888) and provide the pass code 79964090. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.afginc.com, and follow the instructions at the Webcast link within the Investor Relations section.

Page Six

Merrill Lynch Insurance Investors Conference

Carl H. Lindner III, Co-Chief Executive Officer, and Keith A. Jensen, Senior Vice President and chief financial officer, will make a company presentation at the Merrill Lynch Insurance Investor Conference being held at Merrill Lynch's 250 Vesey Street headquarters in New York City, on Tuesday, February 12, 2008 at 2:55 p.m. (ET). Their presentation will be broadcast live over the Internet via the Webcast link below within the Investor Relations section of AFG's website, www.afginc.com.

http://www.veracast.com/webcasts/ml/insurance08/58113117.cfm

A replay of the broadcast will be available for 14 days at the same website approximately 24 hours after the presentation.

Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

-o0o-

(Financial summaries follow)

This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG's web site: www.afginc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Revenues
P&C insurance premiums	$ 671.9	$ 638.1	$2,702.7	$2,563.1
Life, accident & health premiums	108.1	105.4	423.7	354.7
Investment income	257.5	240.6	1,005.0	939.1
Realized gains (losses)-investments(e)	(82.4)	8.6	(70.8)	29.0
Other income(f)	83.3	129.8	344.1	364.2
	1,038.4	1,122.5	4,404.7	4,250.1
Costs and expenses
P&C insurance losses & expenses	496.2	542.6	2,252.3(g)	2,245.1
Annuity, life, accident & health benefits	235.4	210.6	892.3	771.1
Interest & other financing expenses	17.7	18.6	71.3	72.5
Other expenses	139.5	127.6	549.9 (h)	467.0
	888.8	899.4	3,765.8	3,555.7
Operating earnings before income taxes	149.6	223.1	638.9	694.4
Related income taxes	54.5	77.6	225.8	234.6

Net operating earnings	95.1	145.5	413.1	459.8
Minority interest expense, net of tax	(5.3)	(9.9)	(31.7)	(31.6)
Earnings from continuing operations	89.8	135.6	381.4	428.2
Discontinued operations(i)	.1	(.1)	1.8	25.2

Net earnings	$ 89.9	$ 135.5	$ 383.2	$ 453.4

Return on equity			12.8%	16.8%

Diluted Earnings per Common Share	$ 0.76	$ 1.11	$ 3.10	$ 3.75

Average number of Diluted Shares	118.9	121.6	123.2	120.5

	December 31,	December 31,
Selected Balance Sheet Data:	2007	2006
Total Cash and Investments	$18,054	$17,739
Long-term Debt, Including Payable to Subsidiary Trusts	$ 937	$ 921
Shareholders' Equity	$ 3,046	$ 2,929
Shareholders' Equity (Excluding unrealized gains(losses) on fixed maturities)	$ 3,071	$ 2,955
Book Value Per Share	$ 26.84	$ 24.55
Book Value Per Share (Excluding unrealized gains(losses) on fixed maturities)	$ 27.06	$ 24.77
Common Shares Outstanding	113.5	119.3

Footnotes are contained in the accompanying Notes to Financial Schedules.

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS

(In Millions)
	Three months ended December 31,		Pct. Change	Twelve Months ended December 31,		Pct. Change
	2007	2006		2007	2006

Gross written premiums	$ 800	$ 825	(3%)	$ 3,980	$3,920	2%

Net written premiums	$ 578	$ 593	(3%)	$ 2,712	$2,657	2%

Ratios (GAAP):
Loss & LAE ratio	45.8%	54.5%		50.9%	57.7%
Expense ratio	27.0%	30.6%		30.3%	29.6%
Policyholder dividend ratio	-	.3%		.1%	.2%

Combined Ratio(Excluding A&E)	72.8%	85.4%		81.3%	87.5%

Total Combined Ratio	73.8%	85.0%		83.3%	87.6%

Supplemental:
Gross Written Premiums:
Property & Transportation	$ 315	$ 301	5%	$ 1,834	$1,657	11%
Specialty Casualty	279	313	(11%)	1,309	1,426	(8%)
Specialty Financial	145	139	5%	585	535	9%
California Workers' Compensation	59	72	(19%)	249	302	(18%)
Other	2	-	NA	3	-	NA
	$ 800	$ 825	(3%)	$ 3,980	$3,920	2%

Net Written Premiums:
Property & Transportation	$ 217	$ 205	6%	$ 1,132	$1,036	9%
Specialty Casualty	169	193	(13%)	789	839	(6%)
Specialty Financial	121	111	9%	488	424	15%
California Workers' Compensation	55	68	(20%)	233	285	(18%)
Other	16	16	-	70	73	(5%)
	$ 578	$ 593	(3%)	$ 2,712	$2,657	2%

Combined Ratio (GAAP):
Property & Transportation	58.1%	74.4%		77.9%	82.3%
Specialty Casualty	77.8%	84.0%		74.7%	84.9%
Specialty Financial	97.9%	118.3%		94.6%	110.2%
California Workers' Compensation	76.6%	68.6%		78.3%	74.1%

Aggregate Specialty Group	72.8%	85.4%		81.3%	87.5%

Supplemental Notes:

  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.
  Specialty Casualty includes primarily excess and surplus, general liability, executive and professional liability and customized programs for small to mid-sized businesses.
  Specialty Financial includes risk management insurance programs for lending and leasing institutions, surety and fidelity products and trade credit insurance.
  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.
  Other includes an internal reinsurance facility and discontinued lines.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY & SUPPLEMENTAL INSURANCE GROUP

STATUTORY PREMIUMS

(In Millions)

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2007	2006		2007	2006

Retirement annuity premiums:
Fixed annuities	$ 120	$ 152	(21%)	$ 479	$ 607	(21%)
Indexed annuities	228	287	(21%)	1,012	682	48%
Variable annuities	21	20	5%	81	87	(7%)
	369	459	(20%)	1,572	1,376	14%

Supplemental insurance	93	90	3%	364	298	22%
Life insurance	16	17	(6%)	59	53	11%

Total statutory premiums	$ 478	$ 566	(16%)	$1,995	$1,727	16%

AMERICAN FINANCIAL GROUP, INC.

Notes To Financial Schedules

GAAP to Non GAAP Reconciliation:

  Components of core net operating earnings:
In millions	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006

P&C operating earnings	$ 234.9	$ 166.6	$ 761.2	$ 589.2

Annuity & supplemental insurance
operating earnings	16.4	24.0	93.6	104.3

Interest & other corporate expense	(24.2)	(25.8)	(86.0)	(90.9)

Core operating earnings before income taxes	227.1	164.8	768.8	602.6
Related income taxes	83.5	60.8	282.4	222.7

Core net operating earnings	$ 143.6	$ 104.0	$ 486.4	$ 379.9

Return on equity			16.3%	14.1%

  Reflects after-tax gains from the 2006 4th quarter sale of certain New York assets, and the 2006 2nd quarter sale of Chatham Bars Inn in Cape Cod Massachusetts, whose operations are now presented as discontinued.

  Reflects the following effect of major A&E charges on 2007 results($ in millions, except per share amounts):
A&E Charge:	Pre-tax	After-Tax	EPS
P&C insurance runoff operations
Asbestos	$30.8	$20.0
Environmental	13.4	8.7
	$44.2	$28.7	$.23
Former railroad & manufacturing operations
Asbestos	$19.0	$12.4
Environmental	24.0	15.3
	$43.0	$27.7	$.23

  Includes a $41.8 million after-tax write-down of AFG's equity investment in National City Corporation to market value in the 2007 4th quarter and a $15.3 million after-tax gain on the sale of the company's investment in the Cincinnati Reds in the 2006 1st quarter.

  Summary Of Earnings:

  Includes the pre-tax write-down of $64.2 million on the company's equity investment in National City Corporation to market value in the 2007 4th quarter and the 2006 1st quarter $23.6 million pre-tax gain on the sale of the company's investment in the Cincinnati Reds.

  Includes the 2006 4th quarter pre-tax gain of $44.6 million from the sale of certain New York assets.

  Includes a 2007 2nd quarter pre-tax charge of $44.2 million to increase the A&E reserves of AFG's P&C insurance run-off operations.

  Includes a 2007 2nd quarter pre-tax charge of $43.0 million to increase the A&E reserves of AFG's former railroad and manufacturing operations.

  Includes an after-tax gain of $25.8 million from the sale of Chatham Bars Inn in Cape Cod in the 2006 2nd quarter.